UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 30, 2007

CREE, INC.
(Exact name of registrant as specified in its charter)

North Carolina	0-21154	56-1572719
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4600 Silicon Drive
Durham, North Carolina	27703
(Address of principal executive offices)	(Zip Code)

(919) 313-5300

  Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.01	Completion of Acquisition or Disposition of Assets
Item 3.02	Unregistered Sales of Equity Securities

On March 30, 2007, Cree, Inc., a North Carolina corporation (the “Company”) completed its previously announced acquisition of COTCO Luminant Device Limited, a Hong Kong company (“COTCO”), from COTCO Holdings Limited, a Hong Kong company (“Holdings”), pursuant to a Share Purchase Agreement, dated March 11, 2007 (the “Purchase Agreement”). A copy of the press release the Company issued on April 2, 2007 announcing the closing is attached to this report as Exhibit 99.1.

Under the terms of the Purchase Agreement, the Company acquired all of the outstanding share capital of COTCO in exchange for consideration consisting of 7,604,785 shares of the Company’s common stock and $70 million cash. The cash portion of the purchase price is subject to a working capital adjustment after closing of the transaction. The shares were issued pursuant to the exemption provided under Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with a fairness hearing conducted under Section 78A-30 of the North Carolina Securities Act, as evidenced by a Findings of Fact and Order of Approval issued by the North Carolina Deputy Securities Administrator on March 29, 2007. Additional consideration of up to $125 million may be payable to Holdings or its designees in the event COTCO achieves specific EBITDA targets over the Company’s next two fiscal years. The Company may elect to pay the additional consideration, if any, in cash, shares of the Company’s common stock or a combination of cash and stock, so long as the total number of shares of the Company’s common stock issued to Holdings relating to the transaction is less than 9.99% of the Company’s then outstanding common stock (taking into account the issuance). Any shares issued as additional consideration will be exempt from registration pursuant to Section 3(a)(10) of the Securities Act, as the potential issuance of such shares was also included in the fairness hearing referenced above. At closing, the parties entered into various agreements, including with respect to escrow arrangements and certain services that Holdings and COTCO will provide to each other for a transition period following closing.

In connection with the closing, on March 30, 2007, COTCO entered into a supply agreement under which Light Engine Ltd., a subsidiary of Holdings, will purchase LED lamp products until June 28, 2009 (the “Supply Agreement”). The Supply Agreement requires Light Engine Ltd. to purchase a minimum quarterly volume of lamp products from COTCO, based on the volume of products COTCO sold to Holdings and its subsidiaries in the quarter ended December 31, 2006. Light Engine Ltd. is to use its commercially reasonable efforts to increase its quarterly volume of purchases by at least 10% per quarter after September 24, 2007, subject to business and market conditions. In addition, in the event Light Engine Ltd. intends to purchase lamp products beyond the minimum requirement of the Supply Agreement, COTCO has a right of first refusal to supply additional lamp products under the terms of the agreement so long as the products meet Light Engine Ltd.’s reasonable requirements. Pricing terms are to be consistent with past practices between the parties, but will not be more than COTCO’s most favorable end-customer pricing for comparable purchases. The Supply Agreement contains limited warranty, indemnification for intellectual property claims and confidentiality provisions and also provides that, unless otherwise agreed in writing, any disputes under the agreement will be settled by binding arbitration conducted in Hong Kong.

This report contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, such as the ability of COTCO to achieve the targets necessary to trigger payment of the additional consideration; the ability of Light Engine Ltd. to increase its quarterly volume of purchases under the Supply Agreement; and other factors discussed in the Company’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 25, 2006, and subsequent filings. Any forward-looking statements included in this report are as of the date made and the Company does not intend to update them if its views later change. These forward- looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this report.

Item 9.01	Financial Statements and Exhibits

(a) Financial statements of businesses acquired

The financial statements required to be filed as part of this report will be filed by amendment to this report as soon as practicable but not later than June 15, 2007.

(b) Pro forma financial information

The historical pro forma financial information required to be filed as part of this report will be filed by amendment to this report as soon as practicable but not later than June 15, 2007.

(c) Exhibits

Exhibit No.	Description of Exhibit

2.1	Share Purchase Agreement, dated as of March 11, 2007, between COTCO Holdings Limited and Cree, Inc.*
99.1	Press Release dated April 2, 2007

* Certain schedules and attachments have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A list of omitted schedules and attachments is attached to the agreement. The Company hereby agrees to furnish supplementally to the Commission a copy of any omitted schedule or attachment upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CREE, INC.

By:	/s/ John T. Kurtzweil
John T. Kurtzweil
Executive Vice President - Finance and Chief Financial Officer

Date:  April 2, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Share Purchase Agreement, dated as of March 11, 2007, between COTCO Holdings Limited and Cree, Inc.*
99.1	Press Release dated April 2, 2007

* Certain schedules and attachments have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A list of omitted schedules and attachments is attached to the agreement. The Company hereby agrees to furnish supplementally to the Commission a copy of any omitted schedule or attachment upon request.